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                                                                    EXHIBIT 99.9

                             STUDENT ADVANTAGE, INC.
                                280 SUMMER STREET
                                BOSTON, MA 02210




                                                              November 26, 2001



Reservoir Capital Partners, L.P.
650 Madison Avenue
New York, NY 10022
Attention:  Craig Huff, VP

Dear Craig:

         Reference in made to our November 20th memorandum summarizing the proposed sale of our shares of eStudentLoan, Inc. (eSL).

         By signing below, Reservoir hereby consents to the consummation of the transactions contemplated by the SPA and MSA as described in the memorandum (including the $1 million note, the consent for which may be required under section 7.01 of the June 25, 2001 loan agreement).

         Referencing Amendment number 2 dated November 6, 2001 to our June 25, 2001 loan agreement, the transaction will be deemed as a Special Disposition in the estimated amount of $2.3 million less professional fees, taxes, commissions, and escrowed monies. (We will provide a final accounting of the transaction proceeds as soon as is practicable.) It is agreed that the transaction will not require the payment of any Net Available Proceeds to Reservoir.

         By signing below, the parties agree that upon SA's closing of the transaction contemplated by the SPA, (a) eSL shall, without further action by Reservoir, eSL or SA, be released as a guarantor and obligor under the loan documents with Reservoir to which eSL is a party, and (b) all liens on and security interests in the stock of eSL owned by SA and the personal property of eSL, in favor of Reservoir shall, without any further action by Reservoir, eSL or SA, be irrevocably and unconditionally terminated and released in full. In addition, Reservoir agrees to execute or cause to be executed on their behalf, such termination statements and other documents relating to liens and security interest granted by eSL in favor of Reservoir and deliver over or permit to be delivered over the stock certificate issued eSL pledged by SA to Reservoir, as SA may reasonably request. In addition, all of the Loan Agreements are amended to delete from them all references to eSL. In addition, Reservoir agrees to deliver to counsel for the Purchaser UCC
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termination statements covering the eSL assets and stock certificate number 1 issued by eSL to SA which had been pledged to Reservoir. eSL is released from future obligations under the loan documents.

         SA hereby represents that the note to be issued to Purchaser is unsecured.

         In consideration of this consent, SA agrees that on each monthly anniversary of the date of this letter, for each day during the preceding month when the amount of outstanding Term Loans in the aggregate exceeded $7,500,000,
(i) the amount of Term Loans deemed made by the Lenders shall be increased in the aggregate by $500 (with interest accruing and calculated monthly), and (ii) SA shall issue to the Lenders additional immediately exercisable Term Warrants covering in the aggregate 500 Stock Units, in each case in proportion to their respective Term Loan Commitments.

                                            Sincerely,

                                            STUDENT ADVANTAGE, INC.



                                            By  /s/ Kenneth S. Goldman
                                                --------------------------------
                                                 Name:  Kenneth S. Goldman
                                                 Title: Chief Financial Officer,
                                                        Executive Vice President
                                                        and Treasurer


AGREED:

RESERVOIR CAPITAL PARTNERS, L.P.,
individually and as Administrative Agent, for each Lender

By: Reservoir Capital Group, L.L.C.,
General Partner


  By /s/ Craig Huff
     ---------------------------------------
     Name: Craig Huff
     Title:  Managing Director